SUB-ITEM 77I(b)
LEGG MASON BW GLOBAL
INCOME OPPORTUNITIES
FUND INC.






 Authorization of Mandatory
Redeemable Preferred Shares.

The Fund has authorized the creation,
issuance and sale of shares of two new
series of Preferred Stock (as defined in the Fund's charter) classified and designated as (i) 'Series A Mandatory
Redeemable Preferred Stock' (the
'Series A MRP Shares'), $.001 par
value per share, with a liquidation
preference of $100,000 per share and
consisting of 400 Series A MRP Shares;
provided that in no event shall the
aggregate purchase price of the Series
A MRP Shares exceed $40,000,000 and
(ii) 'Series B Mandatory Redeemable
Preferred Stock' (the 'Series B MRP
Shares,' together with the Series A
MRP Shares, the 'MRP Shares'), $.001
par value per share, with a liquidation
preference of $100,000 per share and
consisting of 100 Series B MRP Shares;
provided that in no event shall the
aggregate purchase price of the Series
B MRP Shares exceed $10,000,000.The
MRP Shares will have the preferences,
rights, voting powers, restrictions,
limitations as to dividends and other
distributions, qualifications and terms
and conditions of redemption set forth in the Articles Supplementary (the 'Articles
Supplementary') describing the MRP
Shares in the form attached to Form N-
SARS as Sub-Item 77Q1(a).

The MRP Shares will rank, as to
preferences on payment of dividends or
distribution of assets upon liquidation, on a parity with shares of any other series of Preferred Stock and prior to any and all of the Common Stock or of any other class of shares of capital stock of the Fund ranking junior to the Preferred Stock.


Please also refer to Sub-Item 77Q1(a)
of this Form N-SARS.